Gryphon Gold Enters Option Agreement With Silver Reserve Corp.

May 21, 2008 – Gryphon Gold Corporation (GGN: TSX/GYPH: OTC.BB) is pleased to announce that its wholly owned subsidiary, Nevada Eagle Resources, LLC, has entered into an Option Agreement with Silver Reserve Corp., whereby Silver Reserve may acquire up to a 100% interest in the Medicine Project which is located in southern Elko County, approximately 60 miles south of Wells Nevada, at the north end of the Medicine Range. The Medicine Project is jointly controlled by Nevada Eagle and Mr. Steve Sutherland.

The Option Agreement calls for payment of $10,000 at time of closing, and then escalating annual option payments of $15,000 (first anniversary), $30,000 (second anniversary), $60,000 (third anniversary) and $80,000 (fourth through tenth anniversaries). Upon completion of the final option payment, the mining claim rights will become the property of Silver Reserve. Beginning on the 11th anniversary, annual advance royalty payments of $80,000 begin. The option payments are also treated as advance royalty payments. Should the property be placed into production, Silver Reserve is required to pay a 3% net smelter return royalty.

Mr. Steve Sutherland, an individual, holds claims adjacent to the Nevada Eagle claims and is also party to the Option Agreement. The Option Agreement covers all the Medicine Project claims held by Nevada Eagle and Mr. Sutherland. Under a separate agreement between Nevada Eagle and Mr. Sutherland, all payments under the Option Agreement, including possible royalty payments, are to be shared equally.

The Medicine District exhibits the characteristics of an intrusive-related, vein/manto/chimney silver-lead-zinc deposits in eastern facies bioclastic carbonates. Mineralization is known in a zone roughly 5,000 feet wide and 10,000 feet long.

Between 1980 and 1992 USMX Inc. drilled 105 shallow holes totaling 11,190 feet, the vast majority as close-spaced fences along a single mineralized structure.1 This drilling defined a small near-surface oxidized silver-lead-zinc resource. The remaining drill holes were spread out over the Northern portion of the district, but with only a couple exceptions, did not explore below a depth of 300 feet. Past drilling at Medicine essentially tested a surface skin to 300 feet; the real depth potential of the district remains to be tested.

Gryphon Gold is a Nevada focused gold exploration company. Its principal gold resource, the 1.4 million (measured and indicated) and 1.1 million (inferred) ounce Borealis deposit, is located in the Walker Lane gold belt of western Nevada. The Borealis gold system is one of the largest known volcanic-hosted high-sulphidation gold-bearing mineralized systems in Nevada. Nevada Eagle Resources, a wholly owned subsidiary, has an additional 54 highly prospective gold properties located in desirable gold trends in Nevada. Nevada Eagle's principal properties have a cumulative 900,000 of historical ounces of gold (the historical estimates are based on internal reports prepared by prior owners prior to February 2001 and were not prepared in accordance with CIM NI 43-101 standards and thus their reliability has not been verified). A number of Nevada Eagle's principal properties are subject to joint venture or farm in agreements in favor of third parties.

ON BEHALF OF THE BOARD OF DIRECTORS OF GRYPHON GOLD CORPORATION

Tony Ker, CEO

Full financial statements and securities filings are available on our website: www.gryphongold.com and www.sec.gov or www.sedar.com. For further information contact: Tony Ker, Chief Executive Officer, by phone: 604-261-2229, or email at tker@gryphongold.com.

The Borealis property is described in the technical report dated April 28, 2008 titled Technical Report on the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, U.S.A. and prepared in accordance with National Instrument 43-101 of the Canadian Securities Administrators. The technical report describes the exploration history, geology and style of gold mineralization at the Borealis property.

This press release was reviewed by Dr. R. Steininger of Gryphon Gold, a Qualified Person as defined by National Instrument 43-101 of the Canadian Securities Administrators. This press release contains "forward-looking information" which may include, but is not limited to, statements with respect to anticipated royalties payable under the option agreement, resource estimates, projections, our planned exploration and drilling programs, expected results for the updated report for the Borealis property, timing of the heap-leach feasibility study and drilling results, the availability of future financing for exploration and other plans, projections, estimates and expectations. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined in our most recent financial statements and reports and registration statement filed with the SEC (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected.

All mineral resources have been estimated in accordance with the definition standards on mineral resources and mineral reserves of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in National Instrument 43-101, commonly referred to as NI 43-101. U.S. reporting requirements for disclosure of mineral properties are governed by the United States Securities and Exchange Commission (SEC) Industry Guide 7. Canadian and Guide 7 standards are substantially different. This press release uses the terms "measured," "indicated," and "inferred" "resources." We advise investors that while those terms are recognized and required by Canadian regulations, the SEC does not recognize them. Inferred mineral resources are considered too speculative geologically to have economic considerations applied to them that enable them to be categorized as mineral reserves. We do not undertake to update forward-looking statements.

1 Drilling and assay data was derived from several USMX Inc. reports and must be treated as historic documents, the reliability of which cannot be substantiated and is presented here only to give a sense of mineralization in the area.